Exhibit 99.1
NEWS RELEASE
Contacts:

OSI Pharmaceuticals, Inc.	Burns McClellan (Representing OSI)
Kathy Galante (Investors/Media)	Justin Jackson/Kathy Nugent (Media)
Senior Director	212-213-0006
Kim Wittig (Media)
Director
631-962-2000
OSI Pharmaceuticals, Inc. Announces Second Quarter 2009 Financial
Results
- Tarceva Global Net Sales of $290 million -
MELVILLE, NEW YORK — July 22, 2009 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today its financial results for the Company’s second quarter ended June 30, 2009. The Company reported total revenues from continuing operations of $99 million for the second quarter of 2009 compared to revenues of $96 million for the second quarter of 2008. Total worldwide net sales of Tarceva for the three and six months ended June 30, 2009, as reported to the Company by its collaborator Roche, were approximately $290 million and $569 million, respectively.
The Company reported net income from continuing operations of $16.5 million (or $0.28 per share) for the three months ended June 30, 2009, compared to $34.2 million (or $0.59 per share) for the three months ended June 30, 2008. 2009 is the first year of financial reporting in which OSI has shown a full tax provision on its earnings. Adjusting for non-cash tax expense (to reflect OSI’s actual cash tax rate of approximately 3%), expense related to equity-based compensation, non-cash interest expense related to the adoption of FSP APB 14-1 and certain other items detailed in the attached reconciliation of GAAP to non-GAAP financial measures, the Company reported non-GAAP earnings per share from continuing operations of $0.58 and $0.69 for the three months ended June 30, 2009 and 2008, respectively.
Total revenues from continuing operations for the second quarter of 2009 are comprised of the following key items:
•	Tarceva Related Revenues of $85 million for the second quarter of 2009 compared to $88 million in the second quarter of 2008, based primarily on the following:
•	Net revenues from the unconsolidated joint business for Tarceva of $49 million for the second quarter of 2009, compared to $52 million in the second quarter of 2008, arising from the Company’s co-promotion arrangement with Genentech, a wholly-owned member of the Roche Group The net revenues are based on total U.S. Tarceva sales of $113 million for the second quarter of 2009, compared to $119 million in the second quarter of 2008. Sales for the three months ended June 30, 2009 were negatively impacted by an allowance taken for rebates related to the U.S. Department of Defense’s TRICARE Retail Pharmacy Program. These rebates result from the implementation of a final rule concerning mandatory rebate obligations for the TRICARE Retail Pharmacy Program. The final rule is being challenged by a coalition of companies, including pharmaceutical companies, in a pending litigation. Genentech recorded an allowance of $7.4 million for such rebates in the three months ended June 30, 2009, of which $6.3 million represents a retroactive rebate assessment for sales made during 2008 and the three months ended March 31, 2009 and the remainder represents rebates recorded during the second quarter.

•	Royalties on product licenses of $36 million for the second quarter of 2009 compared to $35 million in the second quarter of 2008 from Roche for sales of Tarceva. The royalty revenues are based on total rest of world sales of $177 million for the second quarter of 2009 which increased 3%, compared to the $173 million reported in the second quarter of 2008.
•	Other Revenues of $14 million for the second quarter of 2009 compared to $8 million in the second quarter of 2008, primarily based upon royalties related to worldwide non-exclusive licensing agreements under the Company’s DP-IV patent portfolio covering the use of DP-IV inhibitors for treatment of type 2 diabetes.
Operating Expenses
Operating expenses from continuing operations for the second quarter of 2009 were $65 million compared to $56 million for the same period last year, with the increase primarily driven by an increase in research and development expenses related to the advancement of our clinical pipeline. Research and development expenses for the second quarter of 2009 were $37 million compared to $30 million for the same period last year. Selling, general and administrative expenses for the second quarter of 2009 were $25 million compared to $23 million for the same period last year.
Taxes and Interest Expense
Beginning in 2009, the Company is required to report its tax provision at its full effective tax rate, which is estimated at approximately 39%. However, the Company expects to continue paying taxes at the lower alternative minimum tax rates as it continues to utilize its net operating loss carryforwards (NOL’s). The results also reflect the retrospective adoption of FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” resulting in higher interest expense reported in both 2009 and 2008.
Net Income Including Discontinued Operations

The Company’s net income including results from discontinued operations was $16.5 million (or $0.28 per share) for the second quarter of 2009 compared with a net income of $22.2 million (or $0.39 per share) for the same period last year.
Use of Non- GAAP Financial Measures
The accompanying tables contain both GAAP and non-GAAP financial measures for the periods presented. The non-GAAP measures include adjusted net income from continuing operations and adjusted earnings per share from continuing operations, each of which has directly comparable GAAP equivalents. OSI has provided these non-GAAP financial measures to adjust for the impact of (i) expense related to equity-based compensation, (ii) imputed interest expense related to the application of FASB Staff Position APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” (iii) amortization of acquired intangible assets and (iv) non-cash tax expense to adjust OSI’s effective tax rate of approximately 39% to reflect its actual cash tax rate of approximately 3%. These items have been adjusted because they are either non-cash, non-recurring or not otherwise considered to be core to OSI’s business. Management uses these non-GAAP financial measures internally to evaluate the performance of the business, including the allocation of resources as well as the planning and forecasting of future periods and believes that these results are useful to others in analyzing the core operating performance and trends of OSI for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to the financial results of other companies. These non-GAAP measures should be considered as a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.
Conference Call
OSI will host a conference call reviewing the Company’s financial results, product portfolio and business developments on July 22, 2009 at 5:00PM (Eastern Time). To access the live webcast or the archive via the Internet, log on to www.osip.com. Please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-888-337-8199 (U.S.) or 1-719-325-2297 (international) to listen to the call. The conference ID number for the live call is 2944263. Telephone replay is available approximately two hours after the call. To access the replay, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The conference ID number is 2944263.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality, novel and differentiated personalized medicines designed to extend life and improve the quality of life for patients with cancer and diabetes/obesity.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, OSI’s and its collaborators’ abilities to effectively market and sell Tarceva and to expand the approved indications for Tarceva, OSI’s ability to protect its intellectual property rights, safety concerns regarding Tarceva, competition to Tarceva and OSI’s drug candidates from other biotechnology and pharmaceutical companies, the completion of clinical trials, the effects of FDA and other governmental regulation, including pricing controls, OSI’s ability to successfully develop and commercialize drug candidates, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information

Consolidated Statements of Operations	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2009	2008*	2009	2008*
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Tarceva-related revenues	$85,323	$87,940	$169,179	$170,298
Other revenues	13,743	7,714	23,564	16,091

Total revenues	99,066	95,654	192,743	186,389

Operating expenses:
Cost of goods sold	2,659	2,061	4,853	4,231
Research and development	37,147	30,406	72,583	60,955
Selling, general and administrative	25,187	23,192	49,388	47,723
Amortization of intangibles	236	636	464	1,238

Total operating expenses	65,229	56,295	127,288	114,147

Income from continuing operations	33,837	39,359	65,455	72,242

Other income (expense):
Investment income — net	1,957	2,960	4,171	6,694
Interest expense	(6,392)	(6,189)	(12,785)	(12,494)
Other income (expense) — net	(2,338)	(1,006)	(2,722)	(1,906)

Income from continuing operations before income taxes	27,064	35,124	54,119	64,536
Income tax provision	10,556	958	21,107	1,774

Net income from continuing operations	16,508	34,166	33,012	62,762
Income (loss) from discontinued operations	23	(11,919)	(81)	(14,345)

Net income	$16,531	$22,247	$32,931	$48,417

Basic and diluted income (loss) per common share:
Basic income (loss)
Continuing operations	$0.29	$0.60	$0.57	$1.10
Discontinued operations	0.00	(0.21)	(0.00)	(0.25)
Net income	$0.29	$0.39	$0.57	$0.85
Diluted income (loss)
Continuing operations	$0.28	$0.59	$0.56	$1.08
Discontinued operations	0.00	(0.20)	(0.00)	(0.24)
Net income	$0.28	$0.39	$0.56	$0.85

Weighted average shares of common stock outstanding:
Basic shares	57,906	57,083	57,862	57,107
Diluted shares	60,333	59,932	60,481	60,340

Computation of diluted income per share from continuing operations:

Net income from continuing operations	$16,508	$34,166	$33,012	$62,762
Add: Interest and issuance costs related to dilutive convertible debt	495	1,186	991	2,647

Net income from continuing operations — diluted	$17,003	$35,352	$34,003	$65,409

Basic shares	57,906	57,083	57,862	57,107
Dilutive effect of options and restricted stock	429	554	621	618
Dilutive effect of the 2023 Notes	1,998	2,295	1,998	2,615
Dilutive effect of the 2025 Notes	—	—	—	—
Dilutive effect of the 2038 Notes	—	—	—	—

Diluted shares	60,333	59,932	60,481	60,340

	June 30,	December 31,
	2009	2008
	Unaudited
Cash and investments securities (including restricted investments)	$556,091	$515,511

*	The three and six months ended June 30, 2008 have been restated to reflect the adoption of FSP APB 14-1.

OSI Pharmaceuticals, Inc. and Subsidiaries
Reconciliation From Reported Net Income from Continuing Operations to Non-GAAP Net Inco me from Continuing Operations and Reported Dilutive Income Per Share to Non-GAAP Diluted Income Per Share
Unaudited
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Reported diluted income per common share from continuing operations	$0.28	$0.59	$0.56	$1.08
Adjustments per common share	0.30	0.10	0.61	0.22

Non-GAAP diluted income per common share from continuing operations	$0.58	$0.69	$1.17	$1.30

Net income from continuing operations	$16,508	$34,166	$33,012	$62,762
Non-GAAP Adjustments:
Equity-based compensation	6,296	4,373	12,479	9,845
Imputed interest related to the application of FSP APB 14-1	3,448	3,051	6,896	6,118
Amortization of acquired intangibles	236	636	464	1,238
Non cash tax expense	9,852	—	19,700	—
Income tax effect on adjustments	(259)	(223)	(516)	(476)

Non-GAAP net income from continuing operations	$36,081	$42,003	$72,035	$79,487

Computation of Non-GAAP diluted income per common share from continuing operations:
Non-GAAP net income from continuing operations	$36,081	$42,003	$72,035	$79,487
Add: Interest and issuance costs related to dilutive convertible debt	1,490	3,618	2,979	7,319

Non-GAAP net income from continuing operations — diluted	$37,571	$45,621	$75,014	$86,806

Computation of Non-GAAP diluted shares:
Basic shares	57,906	57,083	57,862	57,107
Adjustment to dilutive shares:
Dilutive effect of options and restricted stock	429	554	621	618
Dilutive effect of the 2023 Notes	1,998	2,295	1,998	2,615
Dilutive effect of the 2025 Notes	3,908	3,908	3,908	3,908
Dilutive effect of the 2038 Notes	—	2,709	—	2,601

Non-GAAP dilutive shares	64,241	66,549	64,389	66,849